For Immediate Release

March 8, 2012

Approach Resources Inc.

Reports Fourth Quarter and Full Year 2011 Results

Fort Worth, Texas, MARCH 8, 2012 – Approach Resources Inc. (NASDAQ: AREX) today reported results for fourth quarter and full year 2011. Highlights for 2011, compared to 2010, include:

•	Total production increased 50% to 2.3 MMBoe (6.4 MBoe/d), made up of 55% oil and NGLs

•	Oil and NGL production increased 152% to 1.3 MMBbls

•	Revenues increased 88% to $108.4 million

•	Net income totaled $7.2 million, or $0.25 per diluted share

•	Adjusted net income (non-GAAP) increased 125% to $19.5 million, or $0.67 per diluted share

•	EBITDAX (non-GAAP) increased 85% to $79.4 million, or $2.72 per diluted share

2011 Financial Results

Production for 2011 totaled 2,338 MBoe (6.4 MBoe/d), compared to 1,556 MBoe (4.3 MBoe/d) in 2010, a 50% increase. Oil and NGL production for 2011 increased 152% to 1,280 MBbls, compared to 507 MBbls produced in 2010. Production for 2011 was 55% oil and NGLs and 45% natural gas, compared to 33% oil and NGLs and 67% natural gas in 2010.

Net income for 2011 was $7.2 million, or $0.25 per diluted share, on revenues of $108.4 million. This compares to net income for 2010 of $7.5 million, or $0.34 per diluted share, on revenues of $57.6 million. The $50.8 million increase in revenues in 2011 was attributable to an increase in production volumes ($48.6 million) and an increase in commodity prices ($2.2 million). Net income for 2011 included a realized gain on commodity derivatives of $3.4 million, an unrealized loss on commodity derivatives of $347,000 and impairment expense of $18.5 million.

Excluding the unrealized loss on commodity derivatives, impairment expense and related income taxes, adjusted net income (non-GAAP) for 2011 was $19.5 million, or $0.67 per diluted share, compared to $8.7 million, or $0.39 per diluted share, for 2010. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

EBITDAX (non-GAAP) for 2011 was $79.4 million, or $2.72 per diluted share, compared to $43 million, or $1.94 per diluted share, for 2010. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.

Average realized prices for 2011, before the effect of commodity derivatives, were $88.18 per Bbl of oil, $51.39 per Bbl of NGLs and $3.92 per Mcf of natural gas, compared to $75.67 per Bbl of oil, $41.19 per Bbl of NGLs and $4.48 per Mcf of natural gas, for 2010. Our average realized price, including the effect of commodity derivatives, was $47.81 per Boe for 2011, compared to $40.72 per Boe for 2010.

Lease operating expense (“LOE”) for 2011 was $13.3 million, or $5.70 per Boe, compared to $8.6 million, or $5.50 per Boe, in 2010. The increase in LOE compared to 2010 was primarily due to the

INVESTOR CONTACT Megan P. Hays mhays@approachresources.com 817.989.9000	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com increase in our working interest in northwest Project Pangea. In February 2011, we acquired the remaining 38% working interest in northwest Project Pangea, which increased our working interest to approximately 100%. We also experienced an increase in well repair and maintenance expenses as well as generally higher service costs in 2011.

Severance and production taxes for 2011 were $5.8 million, or $2.48 per Boe, compared to $3 million, or $1.92 per Boe, in 2010. Severance and production taxes were approximately 5.4% and 5.2% of oil, NGL and gas sales for 2011 and 2010, respectively. The increase in severance and production taxes was driven mostly by the increase in oil, NGL and gas sales over 2010.

Exploration expense for 2011 was $9.5 million, or $4.08 per Boe, compared to $2.6 million, or $1.66 per Boe, in 2010. Exploration expense for 2011 and 2010 includes costs related to 3-D seismic data acquisition in the Permian Basin. Exploration expense for 2011 and 2010 also includes lease extensions and expirations in the Permian Basin.

Impairment expense for 2011 was $18.5 million, compared to $2.6 million in 2010. Due to ongoing, low natural gas prices and to the further decline in natural gas prices during the three months ended December 31, 2011, we recorded an impairment expense to our oil and gas properties in the East Texas Basin of $15.2 million in 2011. We also recorded an impairment expense of $3.3 million for the remaining carrying costs associated with our unproved properties in Northern New Mexico. The 2010 impairment expense was due to a write down of carrying costs associated with our unproved properties in Southwest Kentucky.

General and administrative expense (“G&A”) for 2011 was $17.9 million, or $7.66 per Boe, compared to $11.4 million, or $7.34 per Boe, for 2010. The increase in G&A was primarily due to salaries and benefits and share-based compensation.

Depletion, depreciation and amortization expense (“DD&A”) for 2011 was $32.5 million, or $13.89 per Boe, compared to $22.2 million, or $14.28 per Boe, for 2010. The increase in DD&A over the prior year was primarily due to an increase in production and capital expenditures in 2011, partially offset by an increase in estimated proved developed reserves. The decrease in DD&A per Boe compared to 2010 was primarily attributable to an increase in estimated proved developed reserves, partially offset by an increase in production and capitalized costs over 2010.

Fourth Quarter 2011 Financial Results

Production for fourth quarter 2011 totaled 649 MBoe (7.1 MBoe/d), compared to 436 MBoe (4.7 MBoe/d) in fourth quarter 2010, a 49% increase. Oil and NGL production for fourth quarter 2011 increased 146% to 396 MBbls, compared to 161 MBbls produced in fourth quarter 2010. Production for fourth quarter 2011 was 61% oil and NGLs and 39% natural gas, compared to 37% oil and NGLs and 63% natural gas in fourth quarter 2010.

Net loss for fourth quarter 2011 was $9.3 million, or $0.30 per diluted share, on revenues of $31.1 million. This compares to net income for fourth quarter 2010 of $261,000, or $0.01 per diluted share, on revenues of $16.3 million. The $14.8 million increase in revenues in fourth quarter 2011 was attributable to an increase in production volumes ($15 million), partially offset by a decrease in commodity prices ($203,000). Net loss for fourth quarter 2011 included a realized gain on commodity derivatives of $1.7 million, an unrealized loss on commodity derivatives of $4.2 million and impairment expense of $18.5 million.

Excluding the unrealized loss on commodity derivatives, impairment expense and related income taxes, adjusted net income (non-GAAP) for fourth quarter 2011 was $5.8 million, or $0.19 per diluted share, compared to $3.4 million, or $0.13 per diluted share, for fourth quarter 2010. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

EBITDAX (non-GAAP) for fourth quarter 2011 was $22.8 million, or $0.74 per diluted share, compared to $12.1 million, or $0.48 per diluted share, for fourth quarter 2010. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.

Average realized prices for fourth quarter 2011, before the effect of commodity derivatives, were $85.56 per Bbl of oil, $51.71 per Bbl of NGLs and $3.19 per Mcf of natural gas, compared to $80.91 per Bbl of oil, $44.27 per Bbl of NGLs and $3.90 per Mcf of natural gas, for fourth quarter 2010. Our average realized price, including the effect of commodity derivatives, was $50.63 per Boe for fourth quarter 2011, compared to $42.34 per Boe for fourth quarter 2010.

LOE for fourth quarter 2011 was $3.5 million, or $5.41 per Boe, compared to $2.5 million, or $5.77 per Boe, in fourth quarter 2010. The increase in LOE compared to fourth quarter 2010 was primarily due to the increase in our working interest in northwest Project Pangea. In February 2011, we acquired the remaining 38% working interest in northwest Project Pangea, which increased our working interest to approximately 100%. We also experienced an increase in well repair and maintenance expenses as well as generally higher service costs in the 2011 period.

Severance and production taxes for fourth quarter 2011 were $1.6 million, or $2.44 per Boe, compared to $944,000, or $2.17 per Boe, in fourth quarter 2010. Severance and production taxes were approximately 5.1% and 5.8% of oil, NGL and gas sales for fourth quarter 2011 and 2010, respectively. The increase in severance and production taxes was driven mostly by the increase in oil, NGL and gas sales over fourth quarter 2010. The decrease in severance and production taxes as a percent of oil, NGL and gas sales was primarily due to a change in our production mix and timing of estimated refunds.

Exploration expense for fourth quarter 2011 was $2.7 million, or $4.11 per Boe, compared to $345,000, or $0.79 per Boe, in fourth quarter 2010. Exploration expense for fourth quarter 2011 and 2010 includes costs related to 3-D seismic data acquisition in the Permian Basin.

Impairment expense for fourth quarter 2011 was $18.5 million, compared to $2.6 million in fourth quarter 2010. Due to ongoing, low natural gas prices and to the further decline in natural gas prices during the three months ended December 31, 2011, we recorded an impairment expense to our oil and gas properties in the East Texas Basin of $15.2 million in 2011. We also recorded an impairment expense of $3.3 million for the remaining carrying costs associated with our unproved properties in Northern New Mexico.

G&A for fourth quarter 2011 was $6 million, or $9.28 per Boe, compared to $3.5 million, or $8.07 per Boe, for fourth quarter 2010. The increase in G&A was primarily due to an increase in salaries and benefits and share-based compensation.

DD&A for fourth quarter 2011 was $10.1 million, or $15.53 per Boe, compared to $5.5 million, or $12.72 per Boe, for fourth quarter 2010. The increase in DD&A over the prior year period was primarily due to an increase in capital expenditures and production volumes in fourth quarter 2011.

Capital Expenditures

Costs incurred during 2011 totaled $285.8 million, and included $192.5 million for exploration and development drilling, $70.8 million for the purchase of additional working interest in northwest Project Pangea and $22.5 million for acreage acquisitions.

Our capital budget for 2012 is $190 million. Substantially all of our 2012 capital expenditures will be allocated to drilling and development of our Wolffork oil shale resource play in the Permian Basin. Our 2012 capital budget is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, NGLs and gas, the availability of sufficient capital resources for drilling prospects, our financial results and the availability of lease extensions and renewals on reasonable terms.

The table below sets forth the Company’s current production and operating costs and expenses guidance for 2012. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

2012
Guidance
Production:
Total (MBoe)	2,800 – 3,000
Percent oil and NGLs	65%

Operating costs and expenses (per Boe):
Lease operating	$4.50 – 5.50
Severance and production taxes	$2.50 – 4.00
Exploration	$4.00 – 5.00
General and administrative	$5.25 – 6.25
Depletion, depreciation and amortization	$12.00 – 15.00

Capital expenditures (in millions)	Approximately $190

Operations Update

During 2011, we drilled a total of 71 gross (66.2 net) wells, of which 18 gross (18 net) were waiting on completion at December 31, 2011. We also recompleted 10 gross (10 net) wells in the Wolffork in 2011. We currently are operating two rigs targeting the horizontal Wolfcamp Shale and one rig targeting the vertical Wolffork.

Liquidity and Commodity Derivatives Update

At December 31, 2011, we had a $300 million revolving credit agreement with a $260 million borrowing base and $43.8 million outstanding. At December 31, 2011, our liquidity and long-term debt to capital ratio were $216.2 million and 8.6%, respectively. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity” and “long-term debt to capital ratio.”

We enter into commodity derivatives positions to reduce the risk of commodity price fluctuations. Please refer to the “Unaudited Commodity Derivatives Information” table below for a detailed summary of the Company’s current derivatives positions.

Fourth Quarter and Full Year 2011 Conference Call

Approach will host a conference call on Friday, March 9, 2012, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss fourth quarter and full year 2011 financial and operating results. The conference call can be accessed by dialing (800) 510-9661 (U.S. domestic) or (617) 614-3452 (International). Additionally, the conference call will be broadcast live over the internet and can be accessed through the Investor Relations section of the Company’s website, www.approachresources.com. The webcast will be archived for replay on the Company’s website until June 6, 2012.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 145,000 net acres. The Company’s estimated proved reserves as of December 31, 2011, total 77.0 million Boe, made up of 61% oil and NGLs and 39% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s 2012 capital budget, development program and production and operating expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues (in thousands)
Oil	$14,671	$6,010	$42,463	$18,640
NGLs	11,613	3,866	41,029	10,765
Gas	4,839	6,414	24,895	28,176

Total oil, NGL and gas sales	31,123	16,290	108,387	57,581

Realized gain on commodity derivatives	1,720	2,171	3,375	5,784

Total oil, NGL and gas sales including derivative impact	$32,843	$18,461	$111,762	$63,365

Production
Oil (MBbls)	171	74	482	246
NGLs (MBbls)	225	87	798	261
Gas (MMcf)	1,516	1,644	6,345	6,290

Total (MBoe)	649	436	2,338	1,556
Total (MBoe/d)	7.1	4.7	6.4	4.3

Average prices
Oil (per Bbl)	$85.56	$80.91	$88.18	$75.67
NGLs (per Bbl)	51.71	44.27	51.39	41.19
Gas (per Mcf)	3.19	3.90	3.92	4.48

Total (per Boe)	$47.98	$37.36	$46.37	$37.00

Realized gain on commodity derivatives (per Boe)	2.65	4.98	1.44	3.72

Total including derivative impact (per Boe)	$50.63	$42.34	$47.81	$40.72
Costs and expenses (per Boe)
Lease operating(1)	$5.41	$5.77	$5.70	$5.50
Severance and production taxes	2.44	2.17	2.48	1.92
Exploration	4.11	0.79	4.08	1.66
Impairment	28.48	6.01	7.90	1.68
General and administrative	9.28	8.07	7.66	7.34
Depletion, depreciation and amortization	15.53	12.72	13.89	14.28

(1)	Lease operating expense per Boe includes ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
REVENUES:
Oil, NGL and gas sales	$31,123	$16,290	$108,387	$57,581

EXPENSES:
Lease operating	3,508	2,517	13,328	8,555
Severance and production taxes	1,584	944	5,806	2,990
Exploration	2,669	345	9,546	2,589
Impairment	18,476	2,622	18,476	2,622
General and administrative	6,022	3,520	17,900	11,422
Depletion, depreciation and amortization	10,080	5,547	32,475	22,224

Total expenses	42,339	15,495	97,531	50,402

OPERATING (LOSS) INCOME	(11,216)	795	10,856	7,179

OTHER:
Interest expense, net	(1,010)	(557)	(3,402)	(2,189)
Realized gain on commodity derivatives	1,720	2,171	3,375	5,784
Unrealized (loss) gain on commodity derivatives	(4,168)	(2,093)	(347)	788
(Loss) gain on sale of oil and gas properties, net of foreign currency transaction loss	(243)	—	248	—

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(14,917)	316	10,730	11,562
INCOME TAX (BENEFIT) PROVISION	(5,632)	55	3,488	4,100

NET (LOSS) INCOME	$(9,285)	$261	$7,242	$7,462

(LOSS) EARNINGS PER SHARE:
Basic	$(0.30)	$0.01	$0.25	$0.34

Diluted	$(0.30)	$0.01	$0.25	$0.34

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	30,511,637	24,797,209	28,930,792	22,065,797
Diluted	30,511,637	25,010,188	29,158,598	22,214,070

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	December 31,	December 31,
(in thousands)	2011	2010
Cash and cash equivalents	$301	$23,465
Other current assets	11,085	17,865
Property and equipment, net, successful efforts method	595,284	369,210
Other assets	1,224	2,549

Total assets	$607,894	$413,089

Current liabilities	$43,625	$29,240
Long-term debt	43,800	—
Other long-term liabilities	53,020	50,903
Stockholders’ equity	467,449	332,946

Total liabilities and stockholders’ equity	$607,894	$413,089

Unaudited Consolidated Cash Flow Data	Year Ended December 31,
(in thousands)	2011	2010
Net cash provided (used) by:
Operating activities	$95,770	$42,377
Investing activities	$(284,758)	$(91,346)
Financing activities	$165,843	$69,748
Effect of foreign currency translation	$(19)	$1

UNAUDITED COMMODITY DERIVATIVES INFORMATION

Commodity and Time Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
Crude Oil – 2012	Collar	700 Bbls/d	$85.00/Bbl – $97.50/Bbl
Crude Oil – 2012	Collar	500 Bbls/d	$90.00/Bbl – $106.10/Bbl
Crude Oil – 2013	Collar	650 Bbls/d	$90.00/Bbl – $105.80/Bbl
Crude Oil – 2014	Collar	550 Bbls/d	$90.00/Bbl – $105.50/Bbl

Natural Gas Liquids
Natural Gasoline – February 2012 – December 2012	Swap	225 Bbls/d	$ 95.55/Bbl
Normal Butane – March 2012 – December 2012	Swap	225 Bbls/d	$ 73.92/Bbl

Natural Gas
Natural Gas – 2012	Call	230,000 MMBtu/month	$ 6.00/MMBtu

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which excludes (1) impairment expense, (2) unrealized loss (gain) on commodity derivatives, (3) loss (gain) on sale of oil and gas properties and (4) related income taxes. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following table provides a reconciliation of adjusted net income to net income for the three months and year ended December 31, 2011 and 2010, respectively (in thousands, except per-share amounts).

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net (loss) income	$(9,285)	$261	$7,242	$7,462
Adjustments for certain items:
Impairment	18,476	2,622	18,476	2,622
Unrealized loss (gain) on commodity derivatives	4,168	2,093	347	(788)
Loss (gain) on sale of oil and gas properties, net of foreign currency transaction loss	243	—	(248)	—
Related income tax effect	(7,782)	(1,603)	(6,316)	(623)

Adjusted net income	$5,820	$3,373	$19,501	$8,673

Adjusted net income per diluted share	$0.19	$0.13	$0.67	$0.39

EBITDAX

We define EBITDAX as net income, plus (1) exploration expense, (2) impairment expense, (3) depletion, depreciation and amortization expense, (4) share-based compensation expense, (5) unrealized loss (gain) on commodity derivatives, (6) loss (gain) on sale of oil and gas properties, (7) interest expense and (8) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following table provides a reconciliation of EBITDAX to net income for the three months and year ended December 31, 2011 and 2010, respectively (in thousands, except per-share amounts).

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net (loss) income	$(9,285)	$261	$7,242	$7,462
Exploration	2,669	345	9,546	2,589
Impairment	18,476	2,622	18,476	2,622
Depletion, depreciation and amortization	10,080	5,547	32,475	22,224
Share-based compensation	1,046	585	4,683	2,628
Unrealized loss (gain) on commodity derivatives	4,168	2,093	347	(788)
Loss (gain) on sale of oil and gas properties, net of foreign currency transaction loss	243	—	(248)	—
Interest expense, net	1,010	557	3,402	2,189
Income tax (benefit) provision	(5,632)	55	3,488	4,100

EBITDAX	$22,775	$12,065	$79,411	$43,026

EBITDAX per diluted share	$0.74	$0.48	$2.72	$1.94

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our liquidity at December 31, 2011 and 2010 (in thousands).

	Year Ended December 31,
	2011	2010
Borrowing base	$260,000	$150,000
Cash and cash equivalents	301	23,465
Long-term debt	(43,800)	—
Unused letters of credit	(350)	(350)

Liquidity	$216,151	$173,115

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated as of December 31, 2011, and by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our long-term debt-to-capital ratio at December 31, 2011 and 2010 (in thousands).

	Year Ended December 31,
	2011	2010
Long-term debt	$43,800	$—
Total stockholders’ equity	467,449	332,946

	$511,249	$332,946

Long-term debt-to-capital	8.6%	—%